Exhibit (a)(1)(K)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt about the Offer (as defined below) or the action you should take, you should immediately seek independent financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial advisor duly authorized under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, another appropriately authorized independent financial advisor.

This Notice of Exercise and Form of Acceptance should be read in conjunction with the accompanying Offer To Purchase, Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and explanatory letter from the Chairman of the Board of Directors of Denison International plc. Unless the context otherwise requires, the definitions contained in the Offer To Purchase also apply in this Notice of Exercise and Form of Acceptance. The provisions of the Offer To Purchase, in so far as they relate to the Offer, are deemed to be incorporated in and form a part of this Notice of Exercise and Form of Acceptance and should be read carefully.

The Denison International Stock Option Plan (as amended, the “Plan”)

NOTICE OF EXERCISE

AND

FORM OF ACCEPTANCE

in connection with the Recommended Cash Offer

by

Parker-Hannifin Corporation

for

Denison International plc

The Offer is currently scheduled to expire at 8:00 a.m., New York City time, on Thursday, January 22, 2004 unless it is extended or earlier terminated.

Optionholders wishing to exercise Options and tender into the Offer the Ordinary Shares to be allotted and issued upon such exercise in accordance with the terms of this Notice of Exercise and Form of Acceptance must return this Notice of Exercise and Form of Acceptance to the Company so as to arrive no later than 5:00 p.m., New York City time, on Friday, January 16, 2004 to allow the Company sufficient time to process the request and remit this Notice of Exercise and Form of Acceptance to the Depositary in accordance with the procedures outlined below. Optionholders electing to conditionally exercise options in accordance with the terms of this Notice of Exercise and Form of Acceptance may revoke any such election at any time prior to the Offer Declaration (as defined below). Any optionholder wishing to revoke his or her conditional option exercise should contact Bruce A. Smith, the Chief Financial Officer of the Company. In addition, for information regarding withdrawal rights with respect to the Ordinary Shares to be allotted and issued upon exercise of Options, please see Section 4 — “Withdrawal Rights” of the Offer To Purchase.

Reference is made to the cash tender offer (the “Offer”) by Parker-Hannifin Corporation (“Parker”) to acquire all Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”), of Denison International plc (the “Company”), including those Ordinary Shares represented by American Depositary Shares (“ADSs”), that are outstanding at any time during the Offer, and all of the issued and outstanding A Ordinary Shares, £8.00 par value per share, of the Company.

This Notice of Exercise and Form of Acceptance should be read in conjunction with the accompanying Offer To Purchase, Schedule 14D-9 and explanatory letter from the Chairman of the Board of Directors of the Company (the “Board”).

ACTION TO BE TAKEN

(Please read the instructions that accompany this Notice of Exercise and Form of Acceptance prior to completion)

•	To exercise your Options (as defined below) and accept the Offer, please complete and sign the Notice of Exercise and Form of Acceptance, each of which is enclosed herein. Please note that the Form of Acceptance must be signed in the presence of an independent witness who is over 18 years of age and who must also sign where indicated, by following the instructions set forth below.

•	Please send the Notice of Exercise and Form of Acceptance, duly completed and signed, together with the option deed(s) representing the Options you have elected to exercise, by post or by hand (during normal business hours) to the Company at 14249 Industrial Parkway, Marysville, OH 43040, Attention: Bruce A. Smith, Chief Financial Officer. The Offer is currently scheduled to expire at 8:00 a.m., New York City time, on Thursday, January 22, 2004 unless it is extended or earlier terminated. However, optionholders wishing to exercise Options and tender into the Offer the Ordinary Shares to be allotted and issued upon such exercise in accordance with the terms hereof must return this Notice of Exercise and Form of Acceptance and the option deed(s) representing the exercised Options so as to arrive no later than 5:00 p.m., New York City time, on Friday, January 16, 2004 to allow the Company sufficient time to process the request and remit these documents to the Depositary in accordance with the procedures outlined below.

•	A reply-paid envelope is enclosed for your convenience. If the option deed(s) representing the Options you are electing to exercise have been lost, stolen or destroyed, please see the instructions regarding lost, stolen and destroyed option deed(s) set forth below.

•	A Form of Acceptance that is received in an envelope postmarked in or which otherwise appears to Parker or its agents to have been sent from Canada, Japan or Australia may be rejected as an invalid acceptance of the Offer.

If you are in any doubt as to how to fill in the Notice of Exercise and Form of Acceptance, please contact Bruce A. Smith, the Chief Financial Officer of the Company, at (937) 644-4437. In addition, general inquiries regarding the Offer may be directed to Georgeson Shareholder Communications Inc. at (800) 843-9819 (toll free in the United States) and 00-800-3333-44-33 (toll free in Europe).

DO NOT DETACH ANY PART OF THIS NOTICE OF EXERCISE AND FORM OF ACCEPTANCE

NOTICE OF EXERCISE

EXERCISE OF OPTIONS AND PAYMENT OF AGGREGATE EXERCISE PRICE

1.	Agreement to Exercise.

☐	Yes, I hereby elect to exercise the Options listed in the table below.

If you checked the box above, please complete the following:

Number of Ordinary Shares/ADSs Subject to Exercised Options	Date of Option Deed Under Which Options Were Granted	Aggregate Exercise Price

If you checked the box above, you will be deemed to have exercised the options referred to in the option deed(s) listed above in respect of all ADSs/Ordinary Shares subject thereto (the “Options”). The effectiveness of this exercise is expressly contingent upon the Board declaring that Parker is about to accept shares for payment under the Offer (the “Offer Declaration”). It is expected that the Board will make the Offer Declaration immediately prior to the completion of the Offer once all of the conditions to the Offer have been satisfied or waived. If the Board fails to make the Offer Declaration for any reason, the Options will not be exercised and will continue to be outstanding and will remain subject to the terms of the Plan and the relevant option deed(s). Optionholders who hold Options that are currently exercisable and vested should note that they may elect to exercise such Options at any time even if the Board has not made the Offer Declaration.

Questions:  If you have any questions regarding the Option exercise procedure in relation to your vested or unvested Options as referred to above, please see notes (1) and (2) of the Additional Notes Regarding the Completion and Lodging of the Notice of Exercise (the “Notice of Exercise Instructions”).

2.	Lost, Stolen or Destroyed Option Deeds.

☐	Yes, the option deed(s) representing the Options I have elected to exercise have been lost, stolen or destroyed.

If you checked the box above, please complete the following:

The option deed(s) representing the Options granted to me on the following dates have been lost, stolen or destroyed:

By checking the box above, I hereby agree, for myself and my heirs, executors or administrators, to indemnify the Company and Parker and their respective affiliates against any and all claims and demands, losses, expenses and costs that may be made against or suffered by the Company and/or Parker and their respective affiliates in relation to the lost, stolen or destroyed option deed(s) listed above.

Questions: If the option deed(s) representing the exercised Options have been lost, stolen or destroyed, please see note (3) of the Notice of Exercise Instructions.

3.	Either	(1)	I am, and have at all times since the grant of the Options, been an employee of a Group Member (as defined in the Plan); OR

		(2)	I am entitled to exercise the Options because:

Questions:  If you have any questions regarding paragraph 3 of this Notice of Exercise, please see note (4) of the Notice of Exercise Instructions.

4.	Issuance of Ordinary Shares in Lieu of ADSs. Notwithstanding the terms of the option deed(s) referred to in paragraph 1 of this Notice of Exercise, I hereby agree to receive Ordinary Shares in lieu of ADSs upon exercise of the Options.

Questions:  If you have any questions regarding the issuance of Ordinary Shares in lieu of ADSs upon exercise of your Options, please see note (5) of the Notice of Exercise Instructions.

5.	Undertaking. In lieu of making a present payment to the Company in an amount equal to the aggregate exercise price payable by me upon exercise of the Options, I hereby undertake to pay to the Company such aggregate exercise price, such undertaking to be satisfied upon the completion of the Offer. The foregoing undertaking will be satisfied solely out of the aggregate sales proceeds payable to me in respect of the Ordinary Shares to be allotted and issued to me upon exercise of the Options, which Ordinary Shares I have agreed to tender into the Offer in accordance with the procedures outlined in the attached Form of Acceptance.

Questions:  For additional information regarding the computation of the amount of the undertaking, please see note (6) of the Notice of Exercise Instructions.

☐	Please check if you are making the foregoing undertaking

Optionholders wishing to exercise Options who are not directors or executive officers of the Company may elect to make an undertaking under this paragraph 5. All optionholders who are directors or executive officers of the Company are not eligible to make an undertaking under this paragraph 5. Such optionholders must make a present payment of the aggregate exercise price in respect of all exercised Options in accordance with paragraph 6 below.

Questions:  If you have any questions regarding whether you are eligible to make an undertaking, please see note (7) of the Notice of Exercise Instructions.

6.	Present Payment of Aggregate Exercise Price. I will arrange for payment to be made in the name of the Company in an amount equal to $ , representing the aggregate exercise price payable by me in respect of the Ordinary Shares to be allotted and issued to me upon exercise of the Options. The foregoing amount will be held by the Company pending the making of the Offer Declaration by the Board. In the event the Offer Declaration is not made for any reason, the payment (without interest) will be promptly returned to me in which event the Options will not be deemed exercised for any purpose and will accordingly remain issued and outstanding and subject to the terms of the Plan and the relevant option deed(s).

☐	Please check if you are arranging for the payment of the aggregate exercise price

Optionholders wishing to exercise Options who are directors or executive officers of the Company must make a present payment of the aggregate exercise price in respect of all exercised Options. Such persons may not make an undertaking as contemplated by paragraph 5 above. Optionholders exercising Options who are not directors or executive officers of the Company may either make an undertaking under paragraph 5 above or make a present payment of the aggregate exercise price as contemplated by this paragraph 6. Contact Bruce A. Smith, the Chief Financial Officer of the Company, at the address or telephone number above to obtain instructions for remitting payment to the Company of the aggregate exercise price.

7.	Declaration.

By returning this Notice of Exercise and, if applicable, the attached Form of Acceptance, I hereby:

•	warrant that each Option exercised hereby is valid and subsisting and free from all liens, charges and encumbrances of any nature whatsoever and I acknowledge that the option deed relating to each such Option will become void once that Option has been exercised pursuant to the terms of this Notice of Exercise;

•	irrevocably authorize the Company and Parker, jointly and severally, and any director or officer of the Company or Parker or any agent of such person to act as my attorney on my behalf to do all acts and things and to execute any document as may be necessary or desirable to give effect to or in consequence of the elections and acceptances I have made on this Notice of Exercise and Form of Acceptance and I hereby undertake to execute any further assurances that may be required in connection with such elections and acceptances;

•	undertake to confirm and ratify any action properly and lawfully taken on my behalf by any attorney appointed by or pursuant to this Notice of Exercise; and

•	confirm that I have read and understood the terms and conditions contained in the Offer To Purchase, this Notice of Exercise and, if applicable, the Form of Acceptance.

IF YOU WISH TO EXERCISE ANY OPTIONS, PLEASE SIGN IN THE SPACE PROVIDED BELOW. BY SIGNING BELOW, YOU WILL BE DEEMED TO HAVE AGREED TO THE OPTION EXERCISE PROCEDURES OUTLINED ABOVE.

Name:

Signature:

Address:

Date:

YOU SHOULD NOW ALSO COMPLETE THE ATTACHED FORM OF ACCEPTANCE.

THE ORDINARY SHARES TO BE ALLOTTED AND ISSUED TO YOU UPON EXERCISE OF OPTIONS CANNOT BE SOLD UNDER THE OFFER UNLESS YOU HAVE COMPLETED, SIGNED AND RETURNED THE ATTACHED FORM OF ACCEPTANCE BY THE DUE DATE.

ADDITIONAL NOTES REGARDING THE COMPLETION AND LODGING OF THE NOTICE OF EXERCISE

1.	Ability to exercise Options that are not presently exercisable and vested

In connection with the Offer, you will have the right to exercise any and all Options held by you, including those Options that are not presently exercisable and vested. Immediately before the point at which Parker accepts shares for payment under the Offer, and assuming that all of the conditions to the Offer have been satisfied or waived, the Board will make the Offer Declaration. At that time, all of your Options that are not already exercisable and vested under the rules of the Plan will become exercisable and vested. Pending this declaration by the Board, you can conditionally exercise all of your Options, including those Options that are not presently exercisable and vested, by completing the Notice of Exercise and returning it to the Company at the address set forth above.

2.	Conditional nature of Option exercise and general information regarding Option exercise procedures

If you complete this Notice of Exercise and Form of Acceptance, your election to exercise Options (whether exercisable and vested or otherwise) will not be effective until the Board makes the Offer Declaration. However, optionholders who hold Options that are currently exercisable and vested should note that they may exercise their Options at any time even if the Board has not made the Offer Declaration. Any optionholder wishing to exercise vested Options in this manner should contact Bruce A. Smith, the Chief Financial Officer of the Company, at the number set forth below.

Optionholders electing to conditionally exercise options in accordance with the terms of this Notice of Exercise and Form of Acceptance may revoke any such election at any time prior to the Offer Declaration. Any optionholder wishing to revoke his or her conditional option exercise should contact Bruce A. Smith, the Chief Financial Officer of the Company. In addition, for information regarding withdrawal rights with respect to the Ordinary Shares to be allotted and issued upon exercise of Options, please see Section 4 — “Withdrawal Rights” of the Offer To Purchase.

Additional questions regarding the option exercise procedures should be directed to Bruce A. Smith, Chief Financial Officer of the Company, at (937) 644-4437.

3.	If the option deed(s) representing the Options being exercised have been lost, stolen or destroyed

Complete and execute the Notice of Exercise and send the executed Notice of Exercise together with any document(s) representing the Options that you do have to the Company. In addition, check the box in the attached Notice of Exercise indicating that your option deed(s) have been lost, stolen or destroyed. At the same time you should contact Bruce A. Smith, the Chief Financial Officer of the Company, at (937) 644-4437 requesting a letter confirming the number of Options (and the terms thereof) that have been granted to you. By signing the Notice of Exercise, you will be deemed to have agreed to indemnify the Company and Parker and their respective affiliates against any and all claims, demands, losses, expenses and costs that may be made against or suffered by the Company and/or Parker and their respective affiliates in relation to the lost, stolen or destroyed option deed(s).

4.	Confirmation of your right to exercise Options

If (1) applies, delete (2).

If (1) does not apply, delete (1) and state in (2) why you are entitled to exercise the Option.

If the person to whom the Option was granted has died, please see note (2) to the General Instructions and Additional Information Regarding the Notice of Exercise and Form of Acceptance.

5.	Issuance of Ordinary Shares in lieu of ADSs upon exercise of Options

The Board will amend the rules of the Plan to permit the Company to issue the relevant number of Ordinary Shares in lieu of the transfer of ADSs on the exercise of Options over ADSs in connection with the Offer. All shares issued in respect of this Notice of Exercise will be Ordinary Shares.

6.	Calculation of aggregate exercise price and amount of undertaking

The aggregate exercise price is calculated by multiplying the number of ADSs/Ordinary Shares in respect of which the Option is exercised by the price per ADS/Ordinary Share as stated in the option deed(s). The amount of your undertaking will equal the aggregate exercise price in respect of the Options you elect to exercise. If you have any questions regarding the calculation of the aggregate exercise price and the amount of the undertaking, please contact Bruce A. Smith, the Chief Financial Officer of the Company, at (937) 644-4437.

7.	Ability to make an undertaking to the Company in respect of aggregate exercise price

Optionholders who are not directors or executive officers of the Company may elect to make an undertaking to the Company in lieu of making a present payment of the aggregate exercise price. Optionholders who are directors or executive officers of the Company are not eligible to make an undertaking to the Company. All such optionholders must make a present payment to the Company of the aggregate exercise price in respect of all exercised Options. Any such payment will be promptly returned (without interest) to the relevant optionholder in the event the Board fails to make the Offer Declaration for any reason. Optionholders who are required to make a present payment of the aggregate exercise price should contact Bruce A. Smith, the Chief Financial Officer of the Company, to obtain instructions regarding remitting payment of the aggregate exercise price to the Company.

If you are unsure whether you are permitted to make an undertaking to the Company, please contact Bruce A. Smith, the Chief Financial Officer of the Company, at (937) 644-4437.

8.	Additional information

Please review the letter from the Chairman of the Board and the Additional Instructions and General Information Regarding the Notice of Exercise and Form of Acceptance for additional information regarding the option exercise and tender procedures. General questions regarding the Offer may be directed to Georgeson Shareholder Communications Inc. at (800) 843-9819 (toll free in the United States) and 00-800-3333-44-33 (toll free in Europe).

FORM OF ACCEPTANCE

ACCEPTANCE OF OFFER IN RESPECT OF ORDINARY SHARES

TO BE ALLOTTED AND ISSUED UPON EXERCISE OF OPTIONS

Acceptance of Offer

1.	I hereby accept the Offer in respect of the Ordinary Shares to be allotted and issued to me upon the exercise of the options designated in paragraph 1 in the attached Notice of Exercise (for purposes of this Form of Acceptance, the “Options”) and understand that with respect to such Ordinary Shares, my signing and returning of this Form of Acceptance will constitute acceptance of the terms of the Offer as set forth in Section 3 of the Offer To Purchase in respect of Forms of Acceptance, including the giving of the representations and warranties set forth therein.

Transfer of Share Certificates and Sales Proceeds

2.	Transfer of Share Certificates to the Depositary. I hereby authorize and direct the Company to deliver to the Depositary on my behalf this Form of Acceptance, all share certificate(s) representing the Ordinary Shares to be allotted and issued to me upon exercise of the Options and all other documents, including the Notice of Exercise and the relevant option deed(s), that the Depositary may reasonably require in connection with the tender of such Ordinary Shares into the Offer.

3.	Transfer of Share Certificates to Parker Upon Completion of the Offer. Upon the completion of the Offer, I hereby authorize the Depositary to deliver to Parker, as the purchaser of the Ordinary Shares in accordance with the Offer, all share certificate(s) representing the Ordinary Shares to be allotted and issued to me upon exercise of the Options, the delivery of such share certificate(s) to be made against the payment by Parker to the Depositary of the aggregate sales proceeds payable to me with respect to such Ordinary Shares as set forth in the Offer To Purchase (the “Aggregate Sales Proceeds”).

4.	Transfer of Aggregate Sales Proceeds. To facilitate the deduction of certain taxes, social security contributions and other similar deductions that are required by law to be withheld from the Aggregate Sales Proceeds that will payable to me upon completion of the Offer and, if applicable, the satisfaction of the undertaking made by me under paragraph 5 in the attached Notice of Exercise, I hereby instruct the Depositary to remit to the Company the Aggregate Sales Proceeds received from Parker in respect of the Ordinary Shares to be allotted and issued to me upon exercise of the Options, which Ordinary Shares I have elected to tender into the Offer in accordance with this Form of Acceptance.

5.	Satisfaction of Undertaking (if undertaking made). In full satisfaction of the undertaking set forth in paragraph 5 in the attached Notice of Exercise, I hereby authorize the Company to deduct from the Aggregate Sales Proceeds remitted to it by the Depositary in accordance with paragraph 4 of this Form of Acceptance, an amount equal to the aggregate exercise price payable by me in respect of the Ordinary Shares to be allotted and issued to me upon exercise of the Option(s). This paragraph 5 will only apply to me if I have made an undertaking to the Company in accordance with the terms of paragraph 5 of the attached Notice of Exercise. If I have not made such an undertaking, I understand that no amounts will be deducted under this paragraph 5 from such Aggregate Sales Proceeds.

6.	Deduction of Required Amounts and Transfer of Remaining Aggregate Sales Proceeds to Optionholders Employed by the Company. I hereby authorize the Company to deduct from the Aggregate Sales Proceeds received from the Depositary in accordance with paragraph 4 of this Form of Acceptance, such amount as is necessary to satisfy any tax, social security contributions and other similar deductions that the Company, as my employer, is required by law to withhold from the amounts payable to me upon exercise of the Options and the tender of the Ordinary Shares to be allotted and issued to me upon such exercise as contemplated by this Form of Acceptance. I hereby acknowledge that, if applicable, any such deductions will be in addition to the amounts deducted from the Aggregate Sales Proceeds in satisfaction of my undertaking in accordance with paragraph 5 of this Form of Acceptance. I understand that I will receive payment of the remaining balance of the Aggregate Sales Proceeds through a special payroll payment that will be made promptly following the completion of the Offer.

7.	Optionholders not Employed by the Company. If the Company is not my direct employer, I hereby authorize the Company to remit to the subsidiary of the Company that acts as my direct employer (the “Employer”) the Aggregate Sales Proceeds payable to me in respect of the Ordinary Shares tendered into the Offer in accordance with this Form of Acceptance. I acknowledge that, if applicable, any amounts remitted by the Company to my Employer in accordance with this paragraph 7 will be net of any amounts deducted from such Aggregate Sales Proceeds in satisfaction of my undertaking in accordance with paragraph 5 of this Form of Acceptance.

8.	Deduction of Required Amounts and Transfer of Remaining Aggregate Sales Proceeds by Employer. I hereby authorize my Employer to deduct from the amount received from the Company in accordance with paragraph 7 of this Form of Acceptance such amount as is necessary to satisfy any tax, social security contributions and other similar deductions that my Employer is required by law to withhold from the amounts payable to me upon exercise of the Options and the tender of the Ordinary Shares to be allotted and issued to me upon such exercise as contemplated by this Form of Acceptance. I hereby acknowledge that, if applicable, any such deductions will be in addition to the amounts deducted from the Aggregate Sales Proceeds in satisfaction of my undertaking in accordance with paragraph 5 of this Form of Acceptance. I understand that I will receive payment of the remaining balance of the Aggregate Sales Proceeds through a special payroll payment that will be made promptly following the completion of the Offer. I understand that my Employer will endeavour to convert the remaining balance of the Aggregate Sales Proceeds into the currency in which I am typically paid and, in connection therewith, I agree to pay any and all costs that my Employer may incur in connection with any such currency conversion.

IF YOU WISH TO TENDER THE ORDINARY SHARES TO BE ALLOTTED AND ISSUED TO YOU UPON EXERCISE OF ANY OPTIONS, PLEASE COMPLETE AND SIGN THE ACCEPTANCE FORM THAT FOLLOWS. BY COMPLETING AND SIGNING THE FOLLOWING ACCEPTANCE FORM YOU WILL BE DEEMED TO HAVE AGREED TO THE TENDER PROCEDURES OUTLINED ABOVE.

ACCEPTANCE FORM

1	TO ACCEPT THE OFFER		BOX 1

	Complete Boxes 1 and 3 and sign Box 2 in accordance with the instructions given		Total number of Ordinary Shares underlying exercised Options for which you wish to accept the Offer

2	SIGN HERE TO ACCEPT THE OFFER		BOX 2

	Signed and delivered as a deed by: Name Signature	Witnessed by: Name Signature	Address of Witness:

IMPORTANT: MUST BE SIGNED IN THE PRESENCE OF A WITNESS who must ALSO SIGN and print his name and address where indicated.

3	FULL NAME AND ADDRESS OF OPTIONHOLDER (TO BE COMPLETED IN BLOCK CAPITALS)		BOX 3

Surname Forename(s) Address Postcode

4	REPRESENTATION AND WARRANTY Please put “NO” in Box 4 if you are unable to give the representations and warranties set out in Section 3 – “Procedure for Tendering Shares” of the Offer To Purchase		BOX 4

5	ADDRESS TO WHICH ADDITIONAL DOCUMENTS ARE TO BE SENT		BOX 5
(IF DIFFERENT FROM THE ADDRESS IN BOX 3) (To be completed in BLOCK CAPITALS)

	The address must be outside Canada, Japan and Australia	Surname Forename(s) Address Postcode

6	DAYTIME TELEPHONE NUMBER FOR USE IN THE EVENT OF QUERIES The telephone number must be outside Canada, Japan and Australia		BOX 6

HOW TO COMPLETE THE ACCEPTANCE FORM

Please make sure your acceptance is received by the Company by 5:00 p.m., New York City time, on Friday, January 16, 2004.

1.	To accept the Offer

To accept the Offer, insert in Box 1 the total number of Ordinary Shares to be allotted and issued to you upon exercise of Options for which you wish to accept the Offer. You must also sign Box 2 in the presence of a witness in accordance with the instructions set out below, which will constitute your acceptance of the Offer, and complete Box 3 and Box 6 and, if appropriate, Box 4 and Box 5. If no number, or a number greater than your entire holding of Ordinary Shares subject to Options, is inserted in Box 1 and you have signed Box 2 in accordance with the instructions set out herein, you will be deemed to have accepted the Offer in respect of all of the Ordinary Shares to be allotted and issued to you with respect to the Options you have elected to exercise in accordance with the Notice of Exercise. An acceptance of the Offer may be treated as invalid if you are unable to give the representations and warranties set out in Section 3 — “Procedure for Tendering Shares” of the Offer To Purchase. In addition, please see Section 4 — “Withdrawal Rights” of the Offer To Purchase for information regarding withdrawal rights with respect to the Ordinary Shares to be allotted and issued upon exercise of Options.

2.	Signatures

To accept the Offer you MUST SIGN Box 2 regardless of which other Boxes you complete. You must sign Box 2 in the presence of a witness who must also sign Box 2 where indicated. If these instructions are not followed, this Form may be invalid. The witness, who must be over 18 years of age, should also insert his or her name and address where indicated. If the Form is not signed by the person to whom the Ordinary Shares are to be allotted and issued upon exercise of Options, insert the name(s) and capacity (e.g., attorney or executor(s)) of the person(s) signing the Form. Such person(s) should also deliver evidence of his/her/their authority in accordance with the notes below. Please see notes (2) and (3) of the General Instructions and Additional Information Regarding the Notice of Exercise and Form of Acceptance.

3.	Name(s) and Address

Complete Box 3 in BLOCK CAPITALS with the full name and address of the person to whom the Ordinary Shares are to be allotted and issued upon exercise of Options. Also insert the name(s) and capacity (e.g., executor(s)/attorney(s)) of the person(s) making the acceptance if the acceptance is not made by the person to whom the Ordinary Shares are to be allotted and issued upon exercise of Options. Unless you complete Box 5, the address of the person to whom the Ordinary Shares are to be allotted and issued upon exercise of Options as set forth in Box 3 will be the address to which any additional documentation regarding the Offer will be sent. If the address set forth in Box 3 is in Canada, Japan, or Australia, you must provide in Box 5 an alternative address outside Canada, Japan and Australia to which any additional documentation regarding the Offer can be sent.

4.	Overseas Persons

If you are unable to give the representations and warranties set out in Section 3 — “Procedure for Tendering Shares” of the Offer To Purchase, you must put “No” in Box 4. If you leave Box 4 blank you will be deemed to have given such representations and warranties. If you put “No” in Box 4 you may be deemed not to have validly accepted the Offer. Only complete Box 4 if you are unable to give such representations and warranties. Please read Section 22 — “Overseas Shareholders” of the Offer To Purchase.

5.	Alternative Address

If you want additional documentation regarding the Offer to be sent to someone other than the person to whom the Ordinary Shares are to be allotted and issued upon exercise of Options at the address set out in Box 3 (e.g., to your bank manager or stockbroker), you should complete Box 5 with the name and address of such person in BLOCK CAPITALS.

Box 5 must be completed if the address set out in Box 3 is in Canada, Japan, or Australia. You must not insert in Box 5 an address in Canada, Japan, or Australia. It is the responsibility of persons resident in or with registered addresses in Canada, Japan or Australia to ensure that they can lawfully accept the Offer.

6.	Telephone Queries

Please enter in Box 6 a daytime telephone number (including the country and/or STD code) where you can be contacted by the Company or Georgeson Shareholder Communications Inc., in the event of any questions arising from your completion of this Form or the Notice of Exercise. You must not insert in Box 6 a telephone number in Canada, Japan or Australia.

GENERAL INSTRUCTIONS AND ADDITIONAL INFORMATION REGARDING THE NOTICE OF

EXERCISE AND FORM OF ACCEPTANCE

In order to avoid inconvenience and delay, the following points may assist you:

1.	If an optionholder is away from home (e.g., abroad or on holiday)

Please send the Notice of Exercise and Form of Acceptance by the quickest means (e.g., airmail) to the optionholder (but do not send these materials in or into Canada, Japan or Australia) for execution or, if he/she has executed a power of attorney, have the Notice of Exercise and Form of Acceptance signed by the attorney in the presence of a witness who must also sign the Notice of Exercise and Form of Acceptance. In the latter case, the original power of attorney (or a copy thereof duly certified in accordance with the Powers of Attorney Act 1971) must be lodged with the Notice of Exercise and Form of Acceptance for noting. No other signatures are acceptable. The power of attorney will be noted by an attorney in the United Kingdom, if the accepting optionholder is a non-U.S. holder, or a notary public in the United States, if the accepting optionholder is a U.S. holder, and returned as directed.

2.	If the optionholder has died

A grant of probate or letters of administration must be obtained. If the grant of probate or letters of administration has/have been registered with the Company’s registrar, the Notice of Exercise and Form of Acceptance must be signed by the personal representative(s) of the deceased holder in the presence of a witness who must also sign the Notice of Exercise and Form of Acceptance. The Notice of Exercise and Form of Acceptance should then be lodged with the Company. If the grant of probate or letters of administration has/have not been registered with the Company’s registrar, the personal representative(s) or the prospective personal representative(s) should sign the Notice of Exercise and Form of Acceptance each in the presence of a witness (who must also sign the Notice of Exercise and Form of Acceptance) and forward it to the Company. However, once obtained, the grant of probate or letters of administration must be lodged with the Company before the consideration due under the Offer can be forwarded to the personal representative(s).

3.	If the Form has been signed under power of attorney

The completed and executed Notice of Exercise and Form of Acceptance should be lodged with the Company at 14249 Industrial Parkway, Marysville, OH 43040, Attention: Bruce A. Smith, Chief Financial Officer, accompanied by the original power of attorney (or a copy thereof duly certified in accordance with the Powers of Attorney Act 1971). The power of attorney will be noted by an attorney in the United Kingdom, if the accepting optionholder is a non-U.S. holder, or a notary public in the United States, if the accepting optionholder is a U.S. holder, and returned as directed.

4.	Timing of Payment

The Offer is currently scheduled to expire at 8:00 a.m., New York City time, on Thursday, January 22, 2004 unless it is extended or earlier terminated. Accordingly, the earliest date on which the Company could receive the Aggregate Sales Proceeds in respect of the Ordinary Shares that you have elected to tender into the Offer in accordance with the foregoing Notice of Exercise and Form of Acceptance is January 22, 2004. However, Parker is not required to accept for payment any shares tendered into the Offer until all of the conditions to the Offer have been satisfied or waived. If all of the conditions to the Offer are not satisfied or waived on or before January 22, 2004, Parker may be required to extend the expiration date of the Offer. If the Offer is extended, Parker will issue a press release by 9:00 a.m., New York City time, on the business day after the day on which the Offer was previously scheduled to expire. In this event, the completion of the Offer and the timing of the Company’s receipt of the Aggregate Sales Proceeds to which you will become entitled with respect to the Ordinary Shares tendered into the Offer in accordance with the terms of the foregoing Notice of Exercise and Form of Acceptance will be delayed. In any event, such Aggregate Sales Proceeds will be distributed to the Company promptly following completion of the Offer.

5.	Certain Tax Information

See Section 5 of the accompanying Offer To Purchase for a summary of material U.S. federal income tax and U.K. tax consequences of the Offer. Contact Bruce A. Smith, the Chief Financial Officer of the Company, to request a copy of the relevant form to complete to prevent backup federal income tax withholding of 28%. Generally, U.S. holders would complete a Substitute Form W-9 and non-U.S. holders would complete a Form W-8. Optionholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer, including the effect of U.S. state and local tax laws or foreign tax laws, as well as to his or her qualifications for an exemption from backup withholding and the procedure for obtaining such exemption.

The consideration payable under the Offer cannot be paid to your employer until all relevant documents have been properly completed, executed and lodged by post or by hand (during normal business hours) with the Company, which will, in accordance with the Notice of Exercise and Form of Acceptance, provide all such documentation to Mellon Investor Services LLC, as the Depositary. Parker reserves the right, in its absolute discretion, to treat as invalid any acceptance of the Offer that is not entirely in order or which is not accompanied (as appropriate) by the relevant option deed(s) and/or other document(s) of title.